UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Riverview Financial Corporation

(Name of Registrant as Specified In Its Charter)

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RIVERVIEW FINANCIAL CORPORATION

3901 NORTH FRONT STREET

HARRISBURG, PENNSYLVANIA 17110

(717) 957-2196

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 30, 2015

TO THE SHAREHOLDERS OF RIVERVIEW FINANCIAL CORPORATION:

NOTICE IS HEREBY GIVEN that the Annual Meeting of the Shareholders of Riverview Financial Corporation will be held at the Hershey Country Club, 1000 East Derry Road, Hershey, Pennsylvania, 17033, on Tuesday, June 30, 2015 at 9 a.m., local time, for the purpose of considering and voting upon the following matters:

1.	To elect four (4) Class 2 directors to serve for a three-year term and until their successors are elected and qualified;

2.	To approve an advisory, non-binding resolution regarding executive compensation;

3.	To approve an advisory, non-binding proposal on the frequency of future advisory votes regarding executive compensation; and

4.	To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

Only those shareholders of record, at the close of business on May 18, 2015, are entitled to receive notice of and to vote at the meeting.

Riverview encourages you to vote your shares in advance of the Annual Meeting so that your shares will be represented and voted at the Annual Meeting if you cannot attend in person and are eligible to vote. You have three ways to cast your vote: (1) You may vote via the Internet by going to www.investorvote.com/RIVE; (2) You may vote by telephone by dialing the toll free number 1-800-652-VOTE (8683) (see instructions on the enclosed Proxy Card); or (3) You may vote by signing and returning your proxy card by mail in the enclosed postpaid envelope. Voting via the Internet or by telephone is fast and convenient, and your vote is immediately tabulated and confirmed. Please see the Internet and telephone voting instructions on the proxy card for more details.

We cordially invite you to attend the meeting. Your proxy is revocable, and you may withdraw it at any time. You may deliver notice of revocation or deliver a later dated proxy to the Secretary of the corporation before the vote at the meeting.

We enclose, among other things, a copy of the 2014 Annual Report of Riverview Financial Corporation.

BY THE ORDER OF THE BOARD OF DIRECTORS

Robert M. Garst	Kirk D. Fox
Chief Executive Officer	President

Harrisburg, Pennsylvania

May 22, 2015

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting to be Held on June 30, 2015:

Our Proxy Statement on Schedule 14A, form of proxy card and 2014 Annual Report on Form 10-K are available at: www.edocumentview.com/RIVE.

PROXY STATEMENT

Dated and to be mailed on or about May 22, 2015

RIVERVIEW FINANCIAL CORPORATION

3901 NORTH FRONT STREET

HARRISBURG, PENNSYLVANIA 17110

(717) 957-2196

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON June 30, 2015

PROXY STATEMENT

Date, Time and Plan of Annual Meeting

The annual meeting of the shareholders Riverview Financial Corporation (the “Corporation”) will be held on Tuesday, June 30, 2015, at 9 a.m. at the Hershey Country Club, 1000 East Derry Road, Hershey, Pennsylvania, 17033. Only shareholders of record at the close of business on May 18, 2015, the “Record Date”, are entitled to receive notice of, and to vote at the meeting.

Proposals to be Voted on at the Annual Meeting

At the annual meeting, shareholders will vote to:

•	Elect four (4) Class 2 directors of the Corporation, each to serve for a three-year term and until their successors are elected and qualified;

•	Approve an advisory, non-binding resolution regarding executive compensation (“Say on Pay”);

•	Approve an advisory, non-binding proposal on the frequency of future advisory votes regarding executive compensation (“Frequency Vote”); and

•	Transact any other business that may properly come before the meeting and any adjournment or postponement of the meeting.

Solicitation of Proxies

This proxy statement is being furnished in connection with the solicitation of proxies by the Board of Directors of the Corporation for the 2015 Annual Meeting of Shareholders. This proxy statement and the related proxy card are first being distributed on or about May 22, 2015. The Corporation will bear the expense of soliciting proxies. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians to forward to beneficial owners of stock held in the names of such nominees. The Corporation will reimburse brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to owners of the Corporation’s common stock. In addition to the solicitation of proxies by mail, directors, officers and employees of the Corporation and its subsidiaries may, without additional compensation, solicit proxies in person, by telephone, and through other means of communication.

Riverview encourages you to vote your shares in advance of the Annual Meeting so that your shares will be represented and voted at the Annual Meeting if you cannot attend in person and are eligible to vote. You have three ways to cast your vote: (1) You may vote via the Internet by going to www.investorvote.com/RIVE; (2) You may vote by telephone by dialing the toll free number 1-800-652-VOTE (8683) (see instructions on the enclosed Proxy Card); or (3) You may vote by signing and returning your proxy card by mail in the enclosed postpaid envelope. Voting via the Internet or by telephone is fast and convenient, and your vote is immediately tabulated and confirmed. Please see the Internet and telephone voting instructions on the proxy card for more details.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you through your broker or nominee which is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker how to vote and you are also invited to attend the meeting. However, because you are not the shareholder of record, you may not vote your street name shares in person at the meeting, unless you obtain a proxy executed in your favor from the holder of record. Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee how to vote your shares.

By properly completing a proxy, you appoint James G. Ford, II and Daniel R. Blaschak, as proxy holders, to vote your shares in the manner indicated by you on the proxy card. Any signed proxy card not specifying to the contrary will be voted FOR the election of the director nominees identified in this proxy statement; FOR the approval of an advisory, non-binding resolution regarding executive compensation (“Say on Pay”); and FOR the approval of an advisory, non-binding proposal on the frequency of future advisory votes regarding executive compensation (“Frequency Vote”).

Revocability of Proxies

You may revoke your proxy by: (i) delivering written notice of revocation to Kandi Lopp, Secretary of Riverview Financial Corporation, 3901 North Front Street, Harrisburg, Pennsylvania, 17110, (ii) executing a later dated proxy and giving written notice of the revocation to Kandi Lopp, or (iii) appearing at the annual meeting and voting in person after giving notice thereof to the Secretary of the meeting. Proxy holders will vote shares represented by proxies, if properly signed and returned, in accordance with instructions of shareholders. Any properly signed proxy which does not contain directions on how to vote will be voted FOR the nominees for director named herein and, as to any other matter, in the discretion of the proxy holders.

Although the Board of Directors knows of no other business to be presented, in the event that any other matters are properly brought before the meeting, any proxy given pursuant to this solicitation will be voted in accordance with the recommendations of the Board of Directors.

Quorum; Required Vote

At the close of business on the Record Date, Riverview Financial Corporation had 2,709,864 issued and outstanding shares of no par value common stock held by approximately 680 shareholders of record.

A majority of the outstanding shares of common stock of the Corporation, represented in person or by proxy, constitutes a quorum for the conduct of business. Under Pennsylvania law and the Corporation’s Bylaws, the presence of a quorum is required for each matter to be acted upon at the annual meeting. Votes withheld and abstentions are counted in determining the presence of a quorum for a particular matter. Broker non-votes are not counted in determining the presence of a quorum for shareholder actions with respect to non-routine corporate governance matters such as the election of directors. Each holder of the Corporation’s common stock is entitled to one vote per share owned of record on all business presented at the annual meeting. Except for the Frequency Vote, all matters to be voted upon by the shareholders require the affirmative vote of a majority of votes cast, in person or by proxy, at the annual meeting, except in cases where the vote of a greater number of shares is required by law or under the Corporation’s Articles of Incorporation or Bylaws. With respect to the Frequency Vote, a plurality of the votes will decide the recommendation of shareholders. In the case of the election of directors, the four candidates receiving the highest number of votes will be elected. Shareholders are not entitled to cumulate votes for the election of directors.

Votes withheld from a nominee and broker non-votes will not be treated as votes cast and will not affect the outcome of the vote. However, where abstentions and non-votes are counted towards a quorum only, they will have the effect of a vote against approval of the Say On Pay resolution and the Frequency Vote.

Shareholder Proposals

Under Riverview’s Bylaws and applicable SEC rules, shareholder proposals intended to be considered for inclusion in Riverview’s Proxy Statement and proxy for the 2016 Annual Meeting must be received at the principal executive offices of Riverview at 3901 North Front Street, Harrisburg, PA 17110, no later than [120 days before mail date, 2016]. Any shareholder proposal not received at Riverview’s principal executive offices by [45 days before mail date, 2016], which is forty-five (45) calendar days before the one year anniversary of the date Riverview released the previous year’s annual meeting Proxy Statement to shareholders, will be considered untimely and, if presented at the 2016 Annual Meeting, the proxy holders will be able to exercise discretionary authority regarding whether to vote on any such proposal to the extent authorized by Rule 14a-4(c) under the Exchange Act. All shareholder proposals must comply with Rule 14a-8 under the Exchange Act, as well as Riverview’s Bylaws.

GOVERNANCE OF THE COMPANY

Our Board of Directors believes that the purpose of corporate governance is to ensure that shareholder value is maximized in a manner consistent with legal requirements and the highest standards of integrity. The Board has adopted and adheres to corporate governance practices which the Board and senior management believe promote this purpose, are sound and represent best practices. We continually review these practices, Pennsylvania law (the state in which we are incorporated), and best practices suggested by recognized corporate governance authorities.

Director Independence

Currently, our Board of Directors has fourteen members. The Corporation has chosen to follow the NASDAQ Stock Market standards for independence. Under those standards, the following twelve directors are considered independent: Messrs. Bartush, Blaschak, Evans, Feld, Ford, Greenawalt, Hite, Hoover, Kerwin, Schrantz, Troutman and Yaag. This constitutes more than a majority of our Board of Directors. Only independent directors serve on our Audit Committee, Compensation Committee and Governance and Nominating Committee.

In determining the directors’ independence, the Board of Directors considered the services provided, loan transactions between Riverview Bank and the directors, their respective family members and businesses with whom they are associated, as well as any contributions made to non-profit organizations with whom the directors are associated.

The following table includes a description of other categories or types of transactions, relationships or arrangements considered by the Board (in addition to those listed above and under the section entitled “Transactions with Directors and Executive Officers” below) in reaching its determination that the twelve directors are independent.

Name	Independent	Other Transactions/Relationships/Arrangements
Mr. Bartush	Yes	Signage
Mr. Blaschak	Yes	None
Mr. Evans	Yes	Legal services
Mr. Feld	Yes	Legal services – loan closings and collection work
Mr. Ford	Yes	Insurance consulting
Mr. Greenawalt	Yes	Tax and fixed asset consulting
Mr. Hite	Yes	None
Mr. Hoover	Yes	Payroll processing services
Mr. Kerwin	Yes	Legal services – contracts
Mr. Schrantz	Yes	None
Mr. Troutman	Yes	Automobile sales and repairs
Mr. Yaag	Yes	None

In each case, the Board determined that none of the transactions noted impair the independence of the director.

Meetings and Committees of the Board of Directors

The Board of Directors has a standing Audit Committee, Compensation Committee, and Governance and Nominating Committee.

Board Meetings. During 2014, the Board of Directors met fourteen (14) times. All of the directors attended at least 75% of all meetings of the Board and respective Committees on which they served. In addition, although the Corporation does not have a formal policy regarding attendance by directors at the Annual Meeting of Shareholders, it is generally expected that each director will attend. All of the Corporation’s directors attended the Annual Meeting of Shareholders in 2014.

Audit Committee. The Audit Committee met four (4) times during 2014. The members of the Audit Committee are R. Keith Hite, Chairman, Daniel R. Blaschak, Arthur M. Feld and Joseph D. Kerwin. All members of the Audit Committee are independent under the NASDAQ independence standards applicable to Audit Committee membership. The Audit Committee is responsible for providing independent oversight as to the Corporation’s accounting and internal controls. The Committee monitors the preparation of annual financial reports prepared by management of the Corporation as well as hold discussions with management and the Corporation’s independent auditors regarding key accounting and reporting matters. The Audit Committee is also responsible for matters concerning the relationship between the Corporation and its independent auditors, including annually recommending their appointment or removal, reviewing the scope of their audit services and related fees as well as other services they may provide to the Corporation, and determining whether the auditors are independent. In addition, the Audit Committee oversees management’s implementation of internal control systems, reviewing policies, ethics and conflicts of interest, reviewing the activities of the Corporation’s compliance and internal audit program, and reviewing reports of examination received from regulatory authorities. The Audit Committee pre-approves all audit and non-audit services provided by the independent auditors prior to the engagement of the independent auditors with respect to such services. The Audit Committee does not have a financial expert. The Board believes that one specific financial expert is not required as the combined skills of all of the committee members result in the entire committee having a sufficient understanding of the issues necessary for the successful function of the Audit Committee. The Audit Committee has a charter, which is available by going to www.riverviewbankpa.com, click on investor relations, then click on the Governance Documents tab.

Compensation Committee. The Compensation Committee met six (6) times during 2014. The Compensation Committee is comprised of Joseph D. Kerwin, Chairman, David W. Hoover and John M. Schrantz, who are all considered to be independent under the NASDAQ independence standards applicable to Compensation Committee membership. The principal duties of the Compensation Committee include the establishment of policies dealing with various compensation plans for the Corporation. Subject to the Board’s approval, the Compensation Committee determines general guidelines for salary adjustments, compensation and benefit programs for all employees and makes recommendations to the Board of Directors for its approval. The Compensation Committee assures that senior executives are compensated effectively in a manner consistent with the Bank’s compensation strategy, internal equity considerations, competitive practices and the requirements of the appropriate regulatory bodies. The Board of Directors annually reviews the recommendations of the Compensation Committee on compensation of the Corporation’s and the Bank’s senior executives. The Compensation Committee does not have a committee charter.

Governance and Nominating Committee. The Governance and Nominating Committee did not meet during 2014. The Governance and Nominating Committee consists entirely of independent directors under the NASDAQ independence standards applicable to Governance and Nominating Committee membership. The members of the Governance and Nominating Committee are John M. Schrantz, Chairman, Arthur M. Feld, Joseph D. Kerwin and David A. Troutman. The Governance and Nominating Committee has no formal process for considering director candidates recommended by shareholders, but its policy is to give due consideration to any and all such candidates. The principal duties of the Governance and Nominating Committee include identifying individuals qualified to become Board members, based upon criteria specified by the Board, recommending nominees to fill vacancies, developing and recommending the Corporate Governance Guidelines of the Corporation and periodically reviewing and assessing Board and management performance. The Governance and Nominating Committee does not maintain a formal diversity policy with respect to the identification or selection of directors for nomination to the board. As part of the Committee’s process to identify and select director nominees, diversity is one of many factors considered, including skill, experience and time availability, in evaluating candidates. The Governance and Nominating Committee does not have a charter.

Shareholder Communications

The Board of Directors does not have a formal process for shareholders to send communications to the Board. Due to the infrequency of shareholder communications to the Board of Directors, the Board does not believe that a formal process is necessary. Shareholders who wish to send communications to the Board may send communications to Kandi Lopp, corporate Secretary, Riverview Financial Corporation, 3901 North Front Street, Harrisburg, Pennsylvania 17110.

Nomination of Directors

Under the Corporation’s Bylaws, nominations for a director may be made by the Board of Directors or by a shareholder entitled to vote on the election of directors, provided that all nominees must meet the age and ownership requirements discussed below. In order for a shareholder to make a nomination, the shareholder must provide a notice, along with the additional information about the proposed nominee(s) , as required by Section 9.1 of the Bylaws, to our corporate Secretary not less than 60 days prior to the date of any meeting of shareholders called for the election of directors. The chairman of the annual meeting is required to determine whether nominations have been made in accordance with the requirements of the Bylaws. If he determines that a nomination was not made in accordance with the Bylaws, he shall so declare at the annual meeting, and the defective nomination will be disregarded. You can obtain a copy of the full text of the Bylaw provision by writing to Kandi Lopp, corporate Secretary, Riverview Financial Corporation, 3901 North Front Street, Harrisburg, Pennsylvania 17110.

Board Leadership Structure

The Corporation’s senior leadership is currently shared between the President, Chief Executive Officer and the Chairman of the Board. Historically, the positions of President, Chief Executive Officer and Chairman have been held by separate individuals; however, the Board has discretion to combine or separate these positions. The Corporation maintains its current board structure because we believe that having an independent Chairman increases the effectiveness of risk oversight and management evaluation, and separate positions serve to eliminate the appearance of a conflict between personal and shareholders’ interests.

Risk Oversight

Oversight of material risks facing the Company is a major area of emphasis for the Board of Directors. The Board, upon recommendations from appropriate committees, annually approves all operating policies. The Audit Committee reviews results of all regulatory examinations and audits, both internal and external, and monitors responses from management to recommendations for procedural changes. All members of the Audit, Compensation and Governance and Nominating Committees are independent directors and meet regularly with management. Each committee requires proof of adherence to all applicable policies that they oversee. The Board is informed routinely of new regulations, current issues of importance, key examination points, industry news and peer and competition activity by management at monthly Board meetings and periodic committee meetings.

ELECTION OF DIRECTORS

The Corporation’s Articles of Incorporation provide that the Board of Directors shall consist of at least seven, but not more than twenty-five, persons, as determined by the Board of Directors from time to time. The Board has fixed the number of directors at fourteen. The Board is divided into three classes, as nearly equal in number as possible. Directors serve staggered, three-year terms, such that the term of office of one class of directors expires each year. Currently, the term of the Class 2 directors expires at the 2015 annual meeting, the term of Class 3 directors expires at the 2016 annual meeting, and the term of Class 1 directors expires at the 2017 annual meeting.

Any vacancy occurring on the Board of Directors, whether due to an increase in the number of directors, resignations, retirement, death or any other reason, may be filled by a majority of the remaining members of the Board of Directors, or by a sole remaining director, though less than a quorum, and each person so appointed will serve as a director until the expiration of the term of office of the class of directors to which he or she was appointed. The Bylaws do not permit the nomination of any individuals who are seventy (70) years or older as of the date of the annual meeting at which directors are to be elected. Except for the initial thirteen directors of the Corporation, no person may be a director unless he or she beneficially owns at least 2,000 shares of common stock of the Corporation.

The Board of Directors has nominated the four (4) persons below for election as Class 2 directors, to serve for a three-year term and until their successors are duly elected and qualified. In the event that any of the nominees are unable to accept nomination or election, proxy holders will vote proxies given pursuant to this solicitation in favor of other persons recommended by the Board of Directors. The Board of Directors has no reason to believe that any of its nominees will be unable to serve as a director if elected.

Nominees for Class 2 Directors

To Serve For a Term of Three Years

Name and Age Nominees:	Director Since	Principal Occupation for the Past Five Years and Positions Held with Riverview Financial Corporation and Subsidiaries
Daniel R. Blaschak, 56	1994(3)	Mr. Blaschak is a director of Blaschak Coal Corporation and a director and treasurer of Penn Equipment Corporation and Fisher Mining Company. He formerly served as a director of Union Bancorp, Inc. and Union Bank and Trust Company, Pottsville, Pennsylvania since 1994. We believe Mr. Blaschak’s qualifications to sit on our Board of Directors include his leadership skills, his knowledge of local communities served by the Bank, and his 20 years of experience as a bank board member.

Joseph D. Kerwin, 51	2005(1)(2)	Mr. Kerwin is a practicing attorney with over 25 years of experience and is a partner with the law firm of Kerwin & Kerwin located in Elizabethville, Pennsylvania. He formerly served as a director of HNB Bancorp, Inc. and Halifax National Bank since 2005. We believe Mr. Kerwin’s qualifications to sit on our Board of Directors include his extensive legal and business expertise and his knowledge of the communities served by the Bank.

John M. Schrantz, 64	1994(1)(2)	Mr. Schrantz is President of the Rohrer Companies, Inc. (Rohrer Bus Service). He formerly served as a director of First Perry Bancorp, Inc. and The First National Bank of Marysville since 1994. Mr. Schrantz has been the Vice-Chairman of the Board of Riverview and the Bank since their inception in December 2008. We believe Mr. Schrantz’s qualifications to sit on our Board of Directors include his financial expertise and leadership skills as president of a local company.

David A. Troutman, 58	2002(1)(2)	Mr. Troutman is President and owner of A.W. Troutman DBA/ Troutman’s Chevrolet - Buick - GMC, an automobile dealership in Millersburg, PA; owner of W.C. Troutman Company, a finance company in Millersburg, PA; and owner of Lykens Valley Golf Course in Millersburg, PA. He formerly served as a director of Halifax National Bank since 2002. We believe Mr. Troutman’s qualifications to sit on our Board of Directors include his business expertise and leadership skills as president and owner of a local company and his knowledge of the communities served by the Bank.

The Board of Directors recommends that the shareholders vote FOR the election of the four nominees for Class 2 director.

Information regarding the Corporation’s continuing directors is provided as follows:

Class 3 Directors to serve until 2016

Name and Age	Director Since	Principal Occupation for the Past Five Years and Positions Held with Riverview Financial Corporation and Subsidiaries
Felix E. Bartush, Jr., 70	1998(3)	Mr. Bartush is the President of Bartush Signs, Inc. He formerly served as a director of Union Bancorp, Inc. and Union Bank and Trust Company, Pottsville, Pennsylvania since 1998. We believe Mr. Bartush’s qualifications to sit on our Board of Directors include his extensive sales and marketing experience, his leadership abilities as president of a company and his knowledge of local communities served by the Bank.

Albert J. Evans, 47	2007(3)	Mr. Evans is practicing attorney for more than 20 years and is a Vice President of the law firm of Fanelli, Evans & Patel, P.C. located in Pottsville, Pennsylvania. He formerly served as a director of Union Bancorp, Inc. and Union Bank and Trust Company, Pottsville, Pennsylvania since 2007. We

Name and Age	Director Since	Principal Occupation for the Past Five Years and Positions Held with Riverview Financial Corporation and Subsidiaries believe Mr. Evans’s qualifications to sit on our Board of Directors include his extensive legal and business expertise and his knowledge of local communities served by the Bank.

Arthur M. Feld, 72	1998(1)(2)	Mr. Feld is an Attorney-at-Law. He formerly served as a director of First Perry Bancorp, Inc. and The First National Bank of Marysville since 1998. We believe Mr. Feld’s qualifications to sit on our Board of Directors include his extensive legal and business expertise and 16 years of experience as a board member.

Kirk D. Fox, 48	2007(1)(2)	Mr. Fox is President of Riverview Financial Corporation and Riverview Bank. Mr. Fox was an Executive Vice President of HNB Bancorp, Inc. and Chief Lending Officer of Halifax National Bank from August 2004 to December 31, 2008. Prior to that Mr. Fox was Vice President and Commercial Loan Officer for Community Bank, where he worked since 1988. He formerly served as a director of HNB Bancorp, Inc. and Halifax National Bank since 2007. We believe Mr. Fox’s qualifications to sit on our Board of Directors include his vast banking knowledge and his experience, leadership skills and familiarity with the communities served by the Bank.

R. Keith Hite, 67	2006(1)(2)	Mr. Hite is a Vice President with Blackford Ventures, a Lancaster, Pennsylvania based investment capital firm. He retired five years ago, after 30 years as Executive Director of the Pennsylvania State Association of Township Supervisors. He formerly served as a director of First Perry Bancorp, Inc. and The First National Bank of Marysville since 2006. We believe Mr. Hite’s qualifications to sit on our Board of Directors include his executive leadership skills in managing a state association and his extensive knowledge of local markets served by the Bank.

David W. Hoover, 54	2007(1)(2)	Mr. Hoover is the owner and President of Hoover Financial Services, Inc., which is an accounting/tax preparation/business consulting firm located in Halifax, Pennsylvania for nearly 20 years. He formerly served as a director of HNB Bancorp, Inc. and Halifax National Bank since 2007. Mr. Hoover has been the Chairman of the Board of Riverview Financial Corporation and Riverview Bank since their inception December 2008. We believe Mr. Hoover’s qualifications to sit on our Board of Directors include his leadership skills, financial expertise and his knowledge of the communities served by the Bank.

Class 1 Directors to serve until 2017

Name and Age	Director Since	Principal Occupation for the Past Five Years and Positions Held with Riverview Financial Corporation and Subsidiaries
James G. Ford, II, 67	2006(1)(2)	Mr. Ford is President of the J. LeRue Hess Agency, Inc. He formerly served as a director of First Perry Bancorp, Inc. and The First National Bank of Marysville since 2006. We believe Mr. Ford’s qualifications to sit on our Board of Directors include his extensive sales and marketing experience in the insurance industry as well as his leadership as president of a company.

Robert M. Garst, 56	2008(1)(2)	Mr. Garst is Chief Executive Officer of Riverview Financial Corporation and Riverview Bank. Prior to that Mr. Garst was Executive Vice President of First Perry Bancorp, Inc. and President of The First National Bank of Marysville from May 2006 to December 31, 2008. Prior to that, Mr. Garst was Executive Vice President and Chief Lending Officer of Pennsylvania State Bank. We believe Mr. Garst’s qualifications to sit on our Board of Directors include his vast banking knowledge and experience, his executive leadership skills and his expertise in organizing and developing corporate strategies.

Name and Age	Director Since	Principal Occupation for the Past Five Years and Positions Held with Riverview Financial Corporation and Subsidiaries
Howard R. Greenawalt, 62	2012(2)	Mr. Greenawalt is a certified public accountant and a former owner and officer of Greenawalt & Company, P.C., a public accounting firm located in Mechanicsburg, Pennsylvania. He retired as an owner of the firm on January 1, 2012, but continues as an employee of the firm. We believe Mr. Greenawalt’s qualifications to sit on our Board of Directors include his extensive accounting and tax background and his familiarity with the Corporation and its wholly-owned bank subsidiary considering he prepared the corporate tax returns for both entities prior to his retirement from his accounting firm.

William C. Yaag, 63	2012(3)	Mr. Yaag is a partner, treasurer and general manager of Dan-Ed Corporation, which does business as Guers Dairy in Pottsville, Pennsylvania. He formerly served as a director of Union Bancorp, Inc. and Union Bank and Trust Company, Pottsville, Pennsylvania since 2012. We believe Mr. Yaag’s qualifications to sit on our Board of Directors include his leadership skills and experience in managing a local company and his knowledge of local communities served by the Bank.

(1)	Includes service as a director of First Perry Bancorp, Inc. and its subsidiary, The First National Bank of Marysville and HNB Bancorp, Inc. and its subsidiary, Halifax National Bank.
(2)	Includes service as a director of Riverview Financial Corporation and its subsidiary, Riverview Bank.
(3)	Although the individual became a director of the Corporation effective November 1, 2013 as a result of the consolidation with Union Bancorp, Inc., the year presented includes service as a director of Union Bancorp, Inc. and its subsidiary, Union Bank and Trust Company.

SHARE OWNERSHIP

Principal Holders

To the best of our knowledge, as of the Record Date, no person or entity owned of record or beneficially more than 5% of the outstanding Corporation’s common stock.

Beneficial Ownership of Executive Officers, Directors and Nominees

The following table shows, as of the Record Date, the amount and percentage of the Corporation’s common stock beneficially owned by each director, each nominee, each named executive officer and all directors, nominees and executive officers of the corporation as a group.

Unless otherwise indicated in a footnote appearing below the table, all shares reported in the following table are owned directly by the reporting person. The number of shares owned by the directors, nominees and executive officers is rounded to the nearest whole share.

Name of Individual or Identity of Group	Amount and Nature of Beneficial Ownership (1)	Percent of Class
Directors and Nominees:
Felix E. Bartush, Jr.	45,145	1.60%
Daniel R. Blaschak	16,086	0.57%
Albert J. Evans	7,467	0.26%
Arthur M. Feld(2)	20,350	0.72%
James G. Ford, II(3)	15,675	0.56%
Kirk D. Fox(4)	36,557	1.30%
Robert M. Garst(5)	38,728	1.37%
Howard R. Greenawalt	8,000	0.28%
R. Keith Hite(3)	34,750	1.23%
David W. Hoover(3)	27,794	0.99%
Joseph D. Kerwin(3)	27,893	0.99%
John M. Schrantz(3)	19,437	0.69%
David A. Troutman(3)	30,555	1.08%
William C. Yaag	8,539	0.30%
Non-Director Executive Officers:
Brett D. Fulk (6)	29,424	1.04%

All directors and executive officers as a group (15 persons)	366,400	12.99%

(1)	Beneficial ownership is determined in accordance with Securities and Exchange Commission Rule 13d-3, which includes stock held, directly or indirectly, through any contact, arrangement, understanding, relationship, or otherwise, as to which a person has or shares: (i) voting power, which includes the power to vote or to direct the voting of the stock; or (ii) investment power, which includes the power to dispose or direct the disposition of the stock; or (iii) the right to acquire beneficial ownership within 60 days after March 20, 2015.
(2)	Total includes options to purchase 750 shares of common stock.
(3)	Total includes options to purchase 5,750 shares of common stock.
(4)	Total includes options to purchase 28,000 shares of common stock.
(5)	Total includes options to purchase 27,750 shares of common stock.
(6)	Total includes options to purchase 21,000 shares of common stock.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table discloses the number of outstanding options granted by the Corporation to participants in all equity compensation plans, as well as the number of securities remaining available for future issuance under such plans, as of December 31, 2014.

	Number of Securities to be Issued Upon Exercise of Outstanding Options		Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Plan not approved by shareholders	322,200	(1)	$10.29	22,800
Plan approved by shareholders	—		—	—

(1)	Effective January 4, 2012, the 2009 Riverview Financial Corporation Stock Option Plan (the “Option Plan”) was amended and restated to increase the number of common shares available under the Plan, in the aggregate, to 220,000 shares as compared with the originally provided 170,000 shares. On April 16, 2014, the 2009 the Plan was again amended and restated to increase the total number of shares of common stock by 130,000 shares, thus increasing the total number of available shares under the Plan to 350,000 shares.

The vesting schedule for all options issued under the Option Plan is a seven year cliff, which means that the options are 100% vested in the seventh year following the grant date. All options expire ten years following the grant date. However, on December 18, 2013, the Board of Directors approved acceleration of the vesting of 179,250 options that were granted and outstanding at that date. Additional information relating to the Option Plan can be found in Note 10 – Employee Benefit Plans in the Corporation’s annual report to shareholders.

Executive Officers

The following table provides information, as of December 31, 2014, about the Corporation’s executive officers.

Name	Age	Principal Occupation For the Past Five Years and Position Held with Riverview Financial Corporation and Subsidiaries
Robert M. Garst	56	Mr. Garst is the Chief Executive Officer of Riverview Financial Corporation and Riverview Bank. Mr. Garst was the Executive Vice President of First Perry Bancorp, Inc. and President of The First National Bank of Marysville from May 2006 to December 31, 2008. Prior to that, Mr. Garst was an Executive Vice President and Chief Lending Officer of Pennsylvania State Bank.

Kirk D. Fox	48	Mr. Fox is the President of Riverview Financial Corporation and Riverview Bank. Mr. Fox was an Executive Vice President of HNB Bancorp, Inc. and an Executive Vice President and Chief Lending Officer of Halifax National Bank from August 2004 until December 31, 2008. Prior to that, Mr. Fox was a Vice President and Commercial Loan Officer for Community Bank, where he worked from 1988 to 2004. He has served as director of Halifax National Bank since 2007.

Brett D. Fulk	46	Mr. Fulk is the Chief Operations Officer of Riverview Financial Corporation and Riverview Bank since he joined the corporation and bank in July 2011. From November 2007 to June 2011, Mr. Fulk served as a Managing Director of Commercial Services, Pennsylvania division, Regional Executive, and Region President for Susquehanna Bank. From 1990 to 2007, Mr. Fulk served in the capacity of Region President in both the Northcentral PA and York Regions for CommunityBanks (which was acquired by Susquehanna Bank).

EXECUTIVE COMPENSATION

Compensation and Benefits Process and Philosophy

The compensation and benefit programs for the Corporation’s executive officers are designed to provide compensation that is fair, reasonable and competitive. It is intended to align the interests of the executive officers with shareholders by rewarding performance that achieves corporate financial goals and by rewarding strong executive leadership and superior individual performance. By offering competitive compensation and benefits, the Corporation is able to attract, motivate and retain a highly qualified and talented team of executives who will help maximize the Corporation’s long-term financial performance and earnings growth, increase shareholder value and subsequent appreciation in the market value of the Corporation’s stock. These principles also guide the Corporation in designing compensation and benefit plans provided to the non-executive workforce.

The compensation paid to each executive officer is based on the executive’s level of job responsibility, corporate financial performance measured against annual goals, an assessment of the executive’s individual performance and the competitive market.

The Compensation Committee annually reviews the components of the executive compensation program in comparison with peer banks. The relevant comparator group for compensation and benefits programs consists of financial institutions of like size and geographically located in an area where the corporation competes for the same talent. Salary and benefit information is gathered from proxies of financial institutions and salary surveys. In 2014, the Corporation used survey data from SNL Financial to educate itself as to the trends in compensation. The SNL Financial survey provided ranges of salaries for like-size and geographically similar financial institutions.

COMPENSATION AND PLAN INFORMATION

The following table summarizes the total compensation for Robert M. Garst, Riverview Financial Corporation’s Chief Executive Officer, Kirk D. Fox, Riverview Financial Corporation’s President, and Brett D. Fulk, Riverview Financial Corporation’s Chief Operations Officer for the prior two (2) years. These individuals are referred to as the “Named Executive Officers.”

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus		Option Awards(1)	All Other Compensation		Total

Robert M. Garst,	2014	$325,000	$25,000		$28,000	$51,180	(2)	$429,180
Chief Executive Officer	2013	220,000	100,000	(8)	—	58,524	(3)	378,524

Kirk D. Fox,	2014	325,000	25,000		28,000	98,139	(4)	476,139
President	2013	220,000	100,000	(8)	—	53,404	(5)	373,404

Brett D. Fulk	2014	310,000	25,000		28,000	41,346	(6)	404,346
Chief Operations Officer	2013	210,000	100,000	(8)	—	35,555	(7)	345,555

(1)	The per share grant date fair market value under the accounting standard relating to Accounting for Stock-Based Compensation on the common stock option grants for the named executives was $1.40 per share for 2014.
(2)	Includes an automobile allowance for personal use of $2,249; 401(k) match of $9,000; life insurance premiums of $296; profit sharing of $13,000; country club membership of $10,217; deferred compensation earnings of $1,418; and director fees of $15,000.
(3)	Includes an automobile allowance for personal use of $3,972; 401(k) match of $10,200; life insurance premiums of $296; profit sharing of $12,518; country club membership of $12,538; vacation reimbursement of $4,000; and director fees of $15,000.
(4)	Includes an automobile allowance for personal use of $1,702; 401(k) match of $7,800; life insurance premiums of $296; profit sharing of $13,000; change of $9,492 in accrued pension value of supplemental retirement plan; deferred compensation earnings of $45,834; country club membership of $1,015; vacation reimbursement of $4,000; and director fees of $15,000.
(5)	Includes an automobile allowance for personal use of $1,373; 401(k) match of $7,704; life insurance premiums of $296; profit sharing of $17,361; change of $8,580 in accrued pension value of supplemental retirement plan; country club membership of $3,090; and director fees of $15,000.
(6)	Includes an automobile allowance for personal use of $5,388; 401(k) match of $10,400; life insurance premiums of $285; profit sharing of $13,000; private and country club membership of $1,445; and change of $6,828 in accrued pension value of supplemental retirement plan; and vacation reimbursement of $4,000.

(7)	Includes an automobile allowance for personal use of $4,092; 401(k) match of $10,200; life insurance premiums of $285; profit sharing of $12,241; private and country club membership of $2,533; and change of $6,204 in accrued pension value of supplemental retirement plan.
(8)	Includes a $10,000 contractual bonus paid upon achieving the 2013 budgeted net profit. The remaining balance of $90,000 was discretionary as determined by the Compensation Committee and approved by the Board of Directors. Extraordinary awards were made to recognize work related to the acquisition and integration of Union Bancorp, Inc.

Messrs. Garst, Fox and Fulk are parties to three-year term evergreen employment agreements. On every anniversary date of each agreement, the employment period is extended automatically for one additional year, unless notice of nonrenewal is given. The agreements provide that the executives may participate in those employee benefit plans for which they are eligible. Each also provides that if the executive is terminated without cause or if, after a change in control, there is a reduction in salaries or benefits, or a change in their reporting responsibilities, duties or titles, the following will occur:

•	Messrs. Garst and Fox will receive three times their annual compensation, defined as the executives’ base salary plus the highest bonus received within the previous two years plus the amount the Bank pays for employee benefits (including automobile allowance) for each of the executives for a one year period. Payment to the executives will be made in 24 equal monthly installments within 30 days of the executives’ separation of service. In addition, the Bank shall transfer and deliver title to the Bank’s automobiles, which the executives use at the time of their termination into the executives’ names and shall upon termination become the property of the executives.

•	Mr. Fulk will receive three times his annual compensation, defined as the executive’s annual base salary plus the highest bonus received within the previous two years plus the amount which the Bank pays for employee benefits for the executive for a one year period. Payment to the executive will be made in 24 equal monthly installments beginning 30 days from his separation of service.

If the payments are determined to be subject to Section 280G of the Internal Revenue Code as so-called “parachute” payments, subjecting the executive excise taxes, the executive will receive an additional cash payment in an amount such that the after-tax proceeds of such payment will be equal to the amount of the excise tax.

On January 24, 2012, the Employment Agreements of Messrs. Garst and Fox were amended and restated to comply with Section 409A of the Internal Revenue Code of 1986, as amended.

On November 16, 2011, Messrs. Garst and Fox signed Noncompetition Agreements. The purpose for the noncompetition agreements was to define the restrictions placed on the executives during and after their employment with the Corporation and the Bank in terms of being engaged in certain activities which may be considered to be competitive with the goodwill and proprietary rights of Riverview and Riverview Bank. In consideration of the executives entering into this agreement, Riverview Bank:

•	paid the executives $10,250 upon its execution;

•	provided the executives with a membership at a country club during their employment; and

•	provided the executives with an additional $10,000 in supplemental term insurance during their employment.

Riverview maintains an “Executive Deferred Compensation” program in which Messrs. Garst, Fox and Fulk have signed the agreement. The program allows the executive to defer payment of his base salary, bonus and performance based compensation until a future date. Under this agreement, the estimated present value of the future benefits is accrued over the effective dates of the agreement at an interest rate that is declared annually by the Board of Directors. Accordingly, the Board of Directors declared the interest rate to be 7.50% for 2014. The agreement is unfunded, with benefits to be paid from Riverview’s general assets.

Elements of Executive Compensation

The Corporation’s executive compensation and benefits package consists of direct compensation and corporate sponsored benefit plans, including base salary, bonuses, health and welfare benefits, profit sharing/401(k) plan, and stock option plans. Each component is designed to contribute to a total package that is competitive, performance-based and valued by the executives of the Corporation, and to align their interests with those of the shareholders.

Base salary

A competitive base salary is necessary to attract and retain talented executives. The base salary for each named executive officer is determined based upon experience, expected personal performance, salary levels that are in place for comparable positions within the industry, and responsibilities assumed by the named executive officers. While an executive officer’s initial salary is determined by an assessment of competitive market levels, the major factor in determining base salary increases is individual performance. The Compensation Committee evaluates executive officer base salary levels on an annual basis and reviews peer group data to establish a market competitive executive base salary program. The Corporation usually grants annual increases to executives as well as increases needed to reflect changes in responsibilities and the market competitive environment.

In establishing base salaries for 2014, the Compensation Committee considered the Corporation’s financial performance in comparison with historical trends and peer group and market based industry data. In consideration of prevailing economic conditions and the Corporation’s financial performance, and to maintain a competitive salary base for the executive officers, the Committee determined that an increase in base salary for 2014 and 2015 was appropriate.

Bonuses

The annual bonus is tied to the Corporation’s performance and is not only granted to the named executive officers but was granted to all employees of the Corporation during 2014. This award is made at the discretion of the Board of Director if the Board is of the opinion that such an award is merited. The bonus is designed to align the employees’ interests with those of shareholders by linking the Corporation’s performance to such a cash award.

Director Fees

Messers Garst and Fox are members of the Board of Directors and each receive $15,000 per year as a retainer fee for serving on the Board.

Profit Sharing/401(k) Plan

Executive officers participate in the Profit Sharing/401(k) Plan, which is offered to all full-time employees who have completed at least one year of service and are at least 18 years of age. This plan is a means for employees to contribute and save for their retirement, and it has a combined tax qualified savings feature and profit sharing feature for employees. The Corporation makes a contributory match to the plan for each participating employee of 4% of their respective compensation. The Corporation may also make a discretionary contribution annually to the plan based upon the corporation’s financial performance. This discretionary contribution is designed to award employees for contributing to the Corporation’s financial success. Contributions are expressed as a percentage of base salary and executive officers receive the same percentage of base salary as all other employees. During 2014, the percentage of the discretionary contribution made to all eligible 401(k) participants, including the Named Executive Officers, was approximately 5%.

Stock Option Plan

In January 2009, the Corporation adopted the Stock Option Plan. The purpose of the Stock Option Plan was to advance the development, growth and financial condition of the Corporation by providing incentives through participation in the appreciation of the common stock of the Corporation to secure, retain and motivate the Corporation’s directors, officers and key employees and to align such person’s interests with those of Corporation’s shareholders.

Employee Stock Purchase Plan

In May 2014 the Board of Directors and shareholders of the Corporation approved an Employee Stock Purchase Plan (“ESPP”) giving eligible employees the opportunity to acquire a proprietary interest in the Corporation through the purchase of common stock of the Corporation, through payroll withholdings, at a 15% discount off the market price of the stock. The plan is open to all eligible employees, defined as any employee who has completed ninety days of employment in good standing and works an average of 20 hours or more on a weekly basis.

Supplemental Executive Retirement Plan

In 2008, HNB Bancorp, a predecessor of the Corporation, implemented a supplemental executive retirement plan covering Kirk D. Fox, who, at the time, was an Executive Vice President of HNB Bancorp. The plan was assumed by the Corporation in a prior transaction. Under this plan, Mr. Fox will receive $44,000 per year for 15 years beginning upon his termination of employment after age 65. Upon his termination of employment, he shall become fully vested in the benefit, unless his termination is due to “just cause”, meaning termination for personal dishonesty, willful misconduct, or breach of fiduciary duty involving personal profit.

On January 6, 2012, a supplemental executive retirement plan was adopted by and between the Bank and Brett D. Fulk, Chief Operations Officer of the Bank, and was effective January 1, 2012. Mr. Fulk will receive $20,000 per year for 20 years beginning upon his termination of employment after reaching normal retirement age, unless his termination is due to “cause”, defined as separation from service for fraud or dishonesty committed in connection with the Executive’s employment resulting in a material adverse effect on the Bank.

Perquisites

Riverview provides an allowance for automobile use to Messrs. Garst, Fox and Fulk. In addition, they are entitled to a membership at a country club during their employment. These provisions are viewed as a normal and reasonable benefit in a highly competitive financial service industry.

Grants of Plan-Based Awards

In January 2009, the Corporation implemented the Stock Option Plan (the “Plan”), with an authorization to issue options exercisable for up to 170,000 shares in the aggregate. Effective January 4, 2012, the Corporation increased the number of shares of the Corporation’s common stock that may be issued under the Plan to 220,000 shares. On April 16, 2014, the Plan was again amended to increase the total number of shares of common stock available for issuance under the Plan to 350,000 shares.

In accordance with the Plan, the vesting schedule for the options is a seven year cliff, which means that the options are 100% vested in the seventh year following the grant date. The expiration date for all options is ten years following the grant date. On December 18, 2013, the Board of Directors approved the acceleration of the vesting of the 179,250 options that were outstanding on that date.

The following table presents equity incentive plan awards outstanding at December 31, 2014 for each named executive officer and information relating to those option awards that were unexercised and option awards that had not yet vested as of that date:

Outstanding Equity Awards at December 31, 2014
Name	Number of securities underlying unexercised options (#): exercisable	Number of securities underlying unexercised options (#): unexercisable(2)	Grant Date	Option exercise price ($/ Share)(1)	Option Expiration Date
Robert M. Garst	25,000	—	1/21/2009	$10.60	1/21/2019
	2,000	—	9/16/2009	$10.60	9/16/2019
	750	—	12/07/2011	$10.60	12/07/2021
	—	20,000	5/5/2014	$10.00	5/5/2024
Kirk D. Fox	25,000	—	1/21/2009	$10.60	1/21/2019
	3,000	—	9/16/2009	$10.60	9/16/2019
	—	20,000	5/5/2014	$10.00	5/5/2024
Brett Fulk	11,000	—	12/07/2011	$10.60	12/07/2021
	10,000	—	1/4/2012	$10.35	1/4/2022
	—	20,000	5/5/2014	$10.00	5/5/2024

(1)	On December 7, 2011, the Board of Directors approved the reduction of the exercise price of the options granted in 2009 and 2011 from $13.00 per share to $10.60 per share, which was the fair market value of the stock at December 7, 2011.
(2)	The vesting schedule for the unexercised options is a seven year cliff, which means they will become fully vested May 5, 2021.

Directors’ Compensation

The following table summarizes the total compensation paid to the directors (other than directors who are Named Executive Officers and whose compensation in all capacities is stated in the Summary Compensation Table) during the year ended December 31, 2014:

Name	Fees Earned or Paid in Cash (1) ($)	Bonus ($)	Option Awards (2) ($)	Options Exercised (3) ($)	Total ($)
Felix E. Bartush, Jr.	20,000	—	6,528	—	26,528
Daniel R. Blaschak	20,000	—	6,528	—	26,528
Albert J. Evans	20,000	—	6,528	—	26,528
Arthur M. Feld	22,000	—	6,528	8,100	36,628
James G. Ford, II	20,000	—	6,528	—	26,528
Howard R. Greenawalt	20,000	—	6,528	—	26,528
R. Keith Hite	22,000	—	6,528	—	28,528
David W. Hoover	27,500	—	6,528	—	34,028
Joseph D. Kerwin	20,000	—	6,528	—	26,528
John M. Schrantz	26,500	—	6,528	—	33,028
David A. Troutman	21,000	—	6,528	—	27,528
William C. Yaag	20,000	—	6,528	—	26,528

(1)	Retainer fee for services as a director.
(2)	Options were granted during 2014. The per share grant date fair market value under the accounting standard relating to Accounting for Stock-Based Compensation on the common stock option grants for the named executives was $1.66 per share for the 2,583 options granted to each director on January 3, 2014 and $1.40 per share for the 1,600 options granted to each director on May 5, 2014.
(3)	The bargain element in the exercise of 5,000 options, which was reported as income, was the difference between the market value of the stock on the exercise date, which was $12.22 per share, and the exercise price of the options, which was $10.60 per share.

The annual retainer fee for independent directors is $20,000, while each employee director receives an annual retainer of $15,000. The Chairman and Vice Chairman of the Board receive an annual retainer of $23,000 and an additional $500 for every Executive Committee meeting they attend. The Chairmen of the Audit Committee and the Asset Liability Committee receive an annual retainer of $22,000, and the Chairman of the Loan Committee receives an annual retainer of $21,000.

The Corporation maintains a “Director Deferred Fee Agreement” (DDFA) which allows electing directors to defer payment of their director fees until a future date. Under this agreement, the estimated present value of the future benefits is accrued over the effective dates of the agreement at an interest rate that is declared annually by the Board of Directors. Accordingly, the Board of Directors declared the interest rate to be 7.50% for 2014 for the Agreements with Directors Garst, Fox and Yaag.

The Corporation and its subsidiary, Riverview Bank, entered into a Director Emeritus Agreement (the “Agreement”) with its directors, effective November 2, 2011. In order to promote the orderly succession of the Board of Directors, the Agreement defines the benefits the Bank is willing to provide upon the termination of service as a director to those individuals who were directors of the Corporation as of December 31, 2011, provided the director provides the services contemplated in the Agreement. The material terms of the Agreement are as follows:

•	The Bank will pay the director or the director’s beneficiary $15,000 per year, which may be increased at the sole discretion of the Board of Directors, for five years, payable in 12 equal monthly installments in the following circumstances:

–	Upon termination of service as a director on or after the age of 65, provided the director has 10 or more years of continuous service at the date of termination and is willing to provide certain ongoing services for the Bank;

–	Upon termination of service as a director due to a disability prior to the age of 65;

–	Upon a change in control of the Bank or the Corporation, defined as a change in the ownership or effective control of the Corporation or the Bank;

–	Upon the death of a director after electing to be a director emeritus.

•	The Bank is not required to pay any benefits under the Agreement: (1) to the extent limited by Section 280G of the Internal Revenue Code or which would be prohibited golden parachute payment; (2) if the director is removed from the Board for cause, as defined in the Agreement, (3) if the director is removed from the board as required by the Bank’s regulator, (4) if the director, without prior written consent of the Bank, engages in competition with the Bank, within a 50 mile radius of the main office of the Bank, as of the date of termination of the director’s service or retirement, then the director’s remaining benefits under the Agreement are forfeited, or (5) if the director commits suicide within two years after the date of the Agreement.

RELATED PARTY TRANSACTIONS

Some of the Corporation’s directors and executive officers and the companies with which they are associated were customers of, and had banking transactions with, the Corporation’s subsidiary bank, Riverview Bank, during 2014. All loans and loan commitments made to them and to their companies were made in the ordinary course of business, on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with other customers of the Bank, and did not involve more than a normal risk of collectability or present other unfavorable features. The Corporation anticipates that Riverview Bank will enter into similar transactions in the future.

The Board of Directors must approve all related party transactions that are significant. In turn, the director or officer in question is excused from the Board meeting at the time approval is considered by the Board.

Payments made during 2014 and 2013 to any director, who is a partner in, or a controlling shareholder, or an executive of an organization that has made to or received from the Corporation or Bank, payments for property or services have been for amounts well within NASDAQ guidelines defining director independence.

ADVISORY VOTE REGARDING EXECUTIVE COMPENSATION

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), we are providing our shareholders the opportunity to vote on an advisory, non-binding resolution to approve the compensation paid to our Named Executive Officers, as described in this proxy statement. This advisory vote, commonly referred to as a “Say On Pay” vote, gives our shareholders the opportunity to endorse, or not endorse, the compensation of our Named Executive Officers. Shareholders are encouraged to carefully review the “Executive Compensation” section of this Proxy Statement for a detailed discussion of our executive compensation programs.

We believe that our executive compensation policies and programs, which are reviewed and approved by our Compensation Committee, are designed to align our Named Executive Officers’ compensation with our short-term and long-term performance and to provide the compensation and incentives that are necessary to attract, motivate and retain key executives who are important to our continued success. The Compensation Committee regularly reviews all elements of our executive compensation program and takes any actions it deems necessary to continue to fulfill the objectives of our compensation programs. These programs have been designed to promote a performance-based culture which aligns the interests of our executive officers and other managers with the interests of our shareholders.

For the reasons discussed above, our shareholders are asked to provide their support with respect to the compensation of the Corporation’s Named Executive Officers by voting in favor of the following non-binding resolution:

“Resolved, that the shareholders of Riverview Financial Corporation approve the compensation of the Corporation’s Named Executive Officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.”

Because this shareholder vote is advisory, it will not be binding on our Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Vote Required for Approval

The approval of the non-binding advisory proposal on our executive compensation requires the affirmative vote of a majority of the votes cast at the meeting, in person or by proxy. Abstentions and broker non-votes that are counted only for purposes of determining a quorum will have the effect of a vote against this proposal.

Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR the advisory, non-binding resolution approving the compensation paid to the Corporation’s Named Executive Officers.

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES REGARDING EXECUTIVE COMPENSATION

In accordance with the Dodd-Frank Act, we are asking our shareholders to vote, on an advisory and non-binding basis, on the desired frequency of future Say On Pay votes: every year, every two years or every three years. We are required to hold a Frequency Vote at least once every six years.

After careful consideration, the Board of Directors recommends that future Say On Pay votes be conducted every three years. Our compensation programs are designed with the goal of supporting long-term value creation and to incentivize and reward performance over a multi-year period. As a result, it is difficult to assess the correlation between performance and compensation on an annual basis. We believe that a vote every three years will enable our shareholders to better judge our compensation programs in relation to our long-term performance, and will offer the Corporation the time necessary to fully consider the results of prior Say On Pay votes.

Because this shareholder vote is advisory, it will not be binding on our Board of Directors. However, the Board of Directors will take into account the outcome of the vote when considering the frequency of future advisory votes regarding executive compensation. The Corporation’s next advisory Frequency Vote will occur at the 2021 Annual Meeting.

Vote Required for Approval

Shareholders may vote on an advisory basis as to whether future Say On Pay votes should occur every one, two or three years, or may abstain from voting. A plurality of the votes cast is required for the approval of the choice among the frequency options. This means that the option receiving the most votes will be deemed approved. Abstentions and broker non-votes will have no effect in calculating the votes on this matter.

Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR approval of “Every Three Years” with respect to the frequency of future Say On Pay votes. Although the Board of Directors recommends that you vote for “Every Three Years”, the enclosed proxy card allows you to vote for Every Year, Every Two Years, or Every Three Years, or to abstain from voting. You are not voting simply to approve or disapprove the Board of Directors’ recommendation.

AUDIT COMMITTEE REPORT

The Audit Committee has:

•	reviewed and discussed the Company’s audited consolidated financial statements as of and for the year ended December 31, 2014 with management and with Smith Elliott Kearns & Company, LLC, the Company’s independent registered public accounting firm for 2014;

•	discussed with Smith Elliott Kearns & Company, LLC the matters required under applicable professional auditing standards and regulations by the Public Company Accounting Oversight Board in Auditing Standard No. 16 “Communication with Audit Committees”.

•	received the written disclosures and the letter from Smith Elliott Kearns & Company, LLC required by PCAOB rule 3526, Communication with Audit Committees Concerning Independence and has discussed with Smith Elliott Kearns & Company, LLC, which is independent from the Company and its management; and

•	recommended, based on the reviews and discussions referred to above, to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the SEC.

By the members of the Audit Committee:

R. Keith Hite, Chairman	Arthur M. Feld
Daniel R. Blaschak	Joseph D. Kerwin

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Upon recommendation of the Corporation’s Audit Committee, Smith Elliott Kearns & Company, LLC has been selected by the Board of Directors as the independent auditors for 2015. Smith Elliott Kearns & Company, LLC has been the independent registered public accounting firm for Riverview Financial Corporation since 2009. Aggregate fees billed by Smith Elliott Kearns & Company, LLC for services rendered in the aggregate for the years ended December 31, 2014 and 2013 were as follows:

	2014	2013
Audit fees(1)	$62,600	$57,525
Audit-related fees(2)	23,195	19,020
Tax fees(3)	13,900	7,370
All other fees(4)	2,310	2,885

Total	$102,005	$86,800

(1)	Audit fees were for professional services rendered for the audits of the consolidated financial statements of the Company for the years ended December 31, 2014 and 2013, reviews of interim financial statements included in 10-Q filings for 2013 and review of the annual filings on Form 10-K for 2014 and 2013.
(2)	Audit related fees were for professional services rendered in connection with certain regulatory reporting requirements, consents and other required procedures in connection with the filings for the business combination completed in 2014 and the merger with Citizens currently underway.
(3)	Tax fees were for professional services rendered for preparation of the Company’s corporate tax returns and other tax compliance issues.
(4)	Other fees were for consultations concerning general accounting issues.

The report issued by Smith Elliott Kearns & Company, LLC in connection with the audit of the financial statements of the Corporation for the year ended December 31, 2014 did not contain an adverse opinion or a disclaimer of opinion, nor was such report qualified or modified as to uncertainty, audit scope, or accounting principles.

The Audit Committee pre-approved all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit related services, tax services and other services. The Audit Committee pre-approval process is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also pre-approve particular services on a case by case basis. For each proposed service, the independent auditor is required to provide detailed back-up documentation at the time of approval.

Representatives of Smith Elliott Kearns & Company, LLC are expected to be present at the annual meeting. While the representatives will not have an opportunity to make a statement, they will be available to respond to appropriate questions.

ADDITIONAL INFORMATION

Any shareholder may obtain a copy of Riverview Financial Corporation’s Annual Report for the year ended December 31, 2014, without charge, by submitting a written request to Theresa M. Wasko, Chief Financial Officer of Riverview Financial Corporation, 3901 North Front Street, Harrisburg Pennsylvania 17110.

OTHER MATTERS

The Board of Directors knows of no matters other than those discussed in this proxy statement that will be presented at the Annual Meeting. However, if any other matters are properly brought before the meeting, any proxy given pursuant to this solicitation will be voted in accordance with the recommendations of Board of Directors.

RIVERVIEW FINANCIAL CORPORATION

REVOCABLE PROXY

FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 30, 2015

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby constitutes and appoints James G. Ford, II and Daniel R. Blaschak, and each or either of them, proxies of the undersigned, with full power of substitution to vote all of the shares of Riverview Financial Corporation that the undersigned shareholder may be entitled to vote at the annual meeting of shareholders to be held on Tuesday, June 30, 2015, at 9:00 a.m., local time, at the Hershey Country Club, 1000 East Derry Road, Hershey, Pennsylvania, 17033, and at any adjournment or postponement of the meeting as follows:

1.	Election of four (4) Class 2 Directors to Serve for a Three-Year Term and until their successors are elected and qualified (except as marked to the contrary below):

Nominees
Daniel R. Blaschak	Joseph D. Kerwin
John M. Schrantz	David A. Troutman

[    ] FOR                         [    ] WITHHOLD                         [    ] FOR ALL EXCEPT

Instruction: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name on the space provided below:

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES NAMED ABOVE.

2.	Approval of the advisory, non-binding resolution regarding executive compensation.

[    ] FOR                     [    ] AGAINST                         [    ] ABSTAIN

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL 2.

3.	Approval of an advisory, non-binding proposal on the frequency of future advisory votes regarding executive compensation as follows:

[    ] every ONE year         [    ] every TWO years         [    ] every THREE years         [    ] ABSTAIN

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF “EVERY THREE YEARS” WITH RESPECT TO THE FREQUENCY OF FUTURE SAY ON PAY VOTES AS PRESENTED IN PROPOSAL 3.

4.	In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the annual meeting and any adjournment or postponement of the meeting.

This proxy, when properly signed and dated, will be voted in the manner specified by the undersigned. If no specification is made, this proxy will be voted FOR in accordance with the Board of Directors’ recommendations for all proposals presented.

Dated: , 2015
Signature
Print name:

Signature
Print name:

Number of Shares Held of Record on March 18, 2015:

1.	This proxy must be dated, signed by the shareholder and returned promptly in the enclosed envelope.
2.	When signing as attorney, executor, administrator, trustee, or guardian, please state full title. If more than one trustee, all should sign.
3.	If stock is held jointly, each owner should sign.